Exhibit 23.2

KPMG LLP BNY Mellon Center Suite 3400 500 Grant Street Pittsburgh, PA 15219-2598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 25, 2026, with respect to the consolidated financial statements of Northwest Bancshares, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Pittsburgh, Pennsylvania

May 29, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.